Exhibit 99

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Files Form S-3 Shelf Registration Statement

for Offering Common Stock

FRANKLIN, Tennessee—October 17, 2012 — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC) to offer to the public from time to time in one or more offerings up to $200 million of its common stock, at prices and on terms that Acadia will decide at the time of any offering. In addition, under the shelf registration, if and when declared effective by the SEC, certain Acadia stockholders may offer for resale to the public from time to time in one or more offerings up to 18.5 million shares of Acadia common stock owned by them at prices and on terms to be determined at the time of any such offering. The specific terms of any future offerings will be described in a prospectus supplement that will be filed with the SEC in connection with such offering.

The shelf registration statement is intended to provide Acadia with flexibility to take advantage of financing opportunities if and when deemed appropriate by the Company. Acadia does not have any immediate plans or commitments to sell securities under the shelf registration statement.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor does it constitute an offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offering of shares covered by the shelf registration statement will only be made by means of a prospectus and an accompanying prospectus supplement.

Risk Factors

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties. These risks and uncertainties are described in Acadia’s periodic reports and other filings with the SEC.

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Acadia Healthcare Files Form S-3 Shelf Registration Statement

October 17, 2012

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 33 behavioral health facilities with over 2,300 licensed beds in 19 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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